410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Board of Directors Declares Quarterly Dividends

CHICAGO—(October 4, 2023)— The Board of Directors of Oil-Dri Corporation of America (NYSE: ODC) today declared quarterly cash dividends of $0.29 per share of the Company’s Common Stock and $0.218 per share of the Company’s Class B Stock.

The dividends declared will be payable on November 24, 2023 to stockholders of record at the close of business on November 10, 2023. The Company has paid cash dividends continuously since 1974 and has increased dividends annually for twenty consecutive years.

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Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the Company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With over 80 years of experience, the Company continues to fulfill its mission to Create Value from Sorbent Minerals. To learn more about the Company, visit oildri.com.

Category: Dividends

Contact:
Leslie A. Garber
Manager of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

Leslie A. Garber
Investor Relations Manager
InvestorRelations@oildri.com
(312) 321-1515